                                                                   EXHIBIT 10.61

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                 BY AND BETWEEN
                            BRASSIE GOLF CORPORATION
                                       AND
                                JOSEPH R. CELLURA


     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of September 3, 1997, by and between BRASSIE GOLF CORPORATION, a Delaware corporation (the "Company"), AND JOSEPH R. CELLURA ("Employee").

     WHEREAS, the Company and Employee entered into an Employment Agreement dated September 3, 1997; and

     WHEREAS, the Company and the Employee wish to amend and restate the Employment Agreement in its entirety.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, terms and conditions set forth herein, the Company and Employee agree as follows:

                                    ARTICLE I
                                   EMPLOYMENT

     1.1 EMPLOYMENT AND TITLE. The Company hereby employs Employee, and Employee hereby accepts such employment, as Chairman and Chief Executive Officer of the Company, all upon the terms and conditions set forth herein.

     1.2 SERVICES. During the Term (as hereinafter defined) hereof, Employee agrees to perform diligently and in good faith the duties of Chairman and Chief Executive Officer of the Company under the direction of the Board of Directors of the Company (the "Board of Directors") or the Executive Committee of the Board of Directors (the "Executive Committee"). Employee agrees to devote his best efforts and substantially all of his full business time, energies and abilities to the services to be performed hereunder and for the exclusive benefit of the Company. Employee shall be vested with such authority as is generally commensurate with the position of Chairman and Chief Executive Officer of the Company, as further outlined below.

     1.3 LOCATION. The principal place of employment and the location of Employee's principal offices shall be in Tampa, Florida and New York, New York; provided, however, Employee shall temporarily perform outside of Tampa, Florida, and New York, New York, such services as are reasonably required for the proper execution of his duties under this Agreement.

     1.4 REPRESENTATIONS. Each party represents and warrants to the other that he/it has full power and authority to enter into and perform this Agreement and that his/its execution and performance of this Agreement shall not constitute a default under or breach of any of the terms of any agreement to which he/it is a party or under which he/it is bound. Each party represents that no consent or approval of any third party is required for his/its execution, delivery and performance of this Agreement or that all consents or approvals of any third party required for his/its execution, delivery and performance of this Agreement have been obtained.

     1.5 SOLE DISCRETION. As the term "sole discretion" is used in this Agreement, unless otherwise defined, it will be interpreted as the exercise of reasonable discretion applying normal business practices to a contractual relationship between a company and its chairman and chief executive officer.

                                   ARTICLE II
                                      TERM

     2.1 TERM. The term of Employee's employment hereunder (the "Term") shall commence as of the date hereof (the "Commencement Date") and shall continue through the seventh anniversary of the Commencement Date (the "Scheduled Termination Date") unless earlier terminated pursuant to the provisions of this Agreement.

     2.2 RENEWAL. This Agreement shall be renewed for successive one year terms unless either party hereto provides written notice of non-renewal at least sixty
(60) days prior to the Scheduled Termination Date of each such term. Notwithstanding the foregoing, each renewal hereof shall constitute a separate and distinct agreement. If notice of non-renewal is given by either party, all terms of this Agreement shall remain in full force and effect until the earlier of the following (i) a new employment agreement is entered into by the parties, or (ii) employment is terminated under the terms and conditions in Article VII hereof.

                                   ARTICLE III
                                  COMPENSATION

     3.1 BASE SALARY. As compensation for the services to be rendered by Employee, the Company shall pay Employee, during the Term of this Agreement, an annual base salary equal to Two Hundred Twenty Thousand and 00/100 Dollars ($220,000.00), which base salary shall accrue monthly (prorated for periods less than a month) and shall be paid in equal bimonthly installments, in arrears. The base salary will be reviewed annually, or more frequently, as appropriate, by the Board of Directors or the Compensation Committee of the Board of Directors, as the case may be, in its sole discretion, provided that the annual base salary shall not be decreased below Two Hundred Twenty-five Thousand and 00/100 Dollars ($225,000.00).

     In addition to the above compensation, the Company shall deliver to Employee Five Million (5,000,000) shares of common stock of the Company (referred to as the "Stock") within thirty (30) days after the date of approval by the Company's shareholders of an increase in the capital stock of the Company. In the event that such approval does not occur by March 1, 1999, the Company shall substitute other property (including cash) having a value equivalent to what the Stock would have been valued at as of March 1,1999. The Stock shall be subject to forfeiture by Employee in the event Employee's employment by the Company is terminated for any reason, excluding death, disability, or retirement, prior to March 1, 1999 ( referred to as the Forfeiture Period"). In the event of such termination during the Forfeiture Period, Employee shall immediately deliver to the Company the certificate(s) representing the Stock, duly endorsed, and bearing all required documentary stamps, and such other documents as shall be necessary and reasonably required to conclude the transfer. The Stock shall bear a legend reflecting the restrictions set forth herein.

     3.2 INCENTIVE COMPENSATION. The Company shall pay Employee, during the Term of this Agreement, an annual performance/incentive bonus which shall be calculated as follows:

                 Fiscal Year
                    EBIT                           Bonus
                 -----------                       -----
           $0 - 1,000,000                   Five Percent (5%) of Base Salary
           $1,000,001 to $3,000,000         Fifteen Percent (15%) of Base Salary
           $3,000,001 to $5,000,000         Thirty Percent (30%) of Base Salary
           In excess of $5,000,001          Fifty Percent (50%) of Base Salary

     3.3 BENEFITS. Employee shall be entitled, during the Term hereof, to the same medical, hospital, dental and life insurance coverage and benefits as are available to the Company's most senior executive officers on the Commencement Date.

     3.4 WITHHOLDING. Any and all amounts payable under this Agreement, including, without limitation, amounts payable under this Article Ill and
Article VII, are subject to withholding for such federal, state and local taxes as the Company, in its reasonable judgment, determines to be required pursuant to any applicable law, rule or regulation.

                                   ARTICLE IV
                   WORKING FACILITIES, EXPENSES AND INSURANCE

     4.1 WORKING FACILITIES AND EXPENSES. Employee shall be furnished with an office at the principal executive offices of the Company, or at such other location as agreed to by Employee and the Company, and other working facilities and secretarial and other assistance suitable to his position and reasonably required for the performance of his duties hereunder. The Company hereby agrees to reimburse Employee, subject to the provisions of this Section 4.1, all of the costs of Employee's maintaining an office in New York, New York, which costs are currently estimated to be approximately $8,000 per month. The Company shall promptly reimburse Employee for all of Employee's reasonable expenses incurred while employed and performing his duties under and in accordance with the terms and conditions of this Agreement, subject to Employee's full and appropriate documentation, including, without limitation, receipts for all such expenses in the manner required pursuant to Company's policies and procedures and the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations as are in effect from tune to time.

     4.2 INSURANCE. The Company may secure in its own name or otherwise, and at its own expense, life, disability and other insurance covering Employee or Employee and others, and Employee shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Employee agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians(s) as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by any insurance company to which application is made for such insurance.

                                    ARTICLE V
                              ILLNESS OR INCAPACITY

     5.1 RIGHT TO TERMINATE. If, during the Term of this Agreement, Employee shall be unable to perform in all material respects his duties hereunder for a period exceeding six (6) consecutive months by reason of illness or incapacity, this Agreement may be terminated by the Company in its sole discretion pursuant to Section 7.2 hereof.

     5.2 RIGHT TO REPLACE. If Employee's illness or incapacity, whether by physical or mental cause, renders him unable for a minimum period of sixty (60) consecutive calendar days to carry out his duties and responsibilities as set forth herein, the Company shall have the right to designate a person to replace Employee temporarily in the capacity described in Article I hereof; provided, however, that if Employee returns to work from such illness or incapacity within the six (6) month period following his inability due to such illness or incapacity, he shall be entitled to be reinstated in the capacity described in
Article I hereof with all rights, duties and privileges attendant thereto.

     5.3 RIGHTS PRIOR TO TERMINATION. Employee shall be entitled to his full remuneration and benefits hereunder during such illness or incapacity unless and until an election is made by the Company to terminate this Agreement in accordance with the provisions of this Article V.

     5.4 DETERMINATION OF ILLNESS OR INCAPACITY. For purposes of this Article V, the term "illness or incapacity" shall mean Employee's inability to perform his duties hereunder substantially on a full-time basis due to physical or mental illness as determined by the Board of Directors in accordance with the Company's long-term disability insurance policy or, in the event Company does not have a long-term disability insurance policy in effect, in accordance with the following procedure: Employee and the Company each shall designate a physician who shall jointly select a third physician and the three (3) physicians selected would then determine whether or not any illness or incapacity is such as to prevent Employee from performing his duties hereunder.

                                   ARTICLE VI
                                 CONFIDENTIALITY

     6.1 CONFIDENTIALITY. During the Term of this Agreement and thereafter, Employee agrees to maintain the confidential nature of the Company's trade secrets, including, without limitation, development ideas, acquisition strategies and plans, financial information, records, "know-how", methods of doing business, customer, supplier and distributor lists and all other confidential information of the Company. Employee shall not use (other than in connection with his employment), in any way whatsoever, such trade secrets except as authorized in writing by the Company. Employee shall, upon the termination of his employment, deliver to the Company any and all records, books, documents or any other materials whatsoever (including all copies thereof) containing such trade secrets, which shall be and remain the property of the Company.

     6.2 NON-REMOVAL OF RECORDS. All documents, papers, materials, notes, books, correspondence, drawings and other written and graphic records relating to the Business of the Company which Employee shall prepare or use, or come into contact with, shall be and remain the sole property of the Company.

                                   ARTICLE VII
                                   TERMINATION

     7.1 TERMINATION FOR CAUSE. This Agreement and the employment of Employee may be terminated by the Company "For Cause" in any of the following circumstances:

               (a) Employee has been judicially determined to have committed any fraud, theft, misappropriation or similar act against the Company or Employee has willfully abused the Company's expense account policy; or

               (b) Employee is in default in a material respect in the performance of Employee's obligations, services or duties hereunder, which shall include, without limitation, Employee's willfully disregarding the lawful written instructions of the Executive Committee or the Board of Directors concerning his performance of his duties within the scope hereof, Employee's conduct which is materially inconsistent with the published policies of the Company, as promulgated from time to time and which are generally applicable to all senior executives, or Employee's breach of any other material provision of this Agreement, provided, however, that Employee shall be given written notice of such default and a reasonable opportunity to cure such default; or

               (c) Employee is grossly negligent or engages in willful misconduct in the performance of his duties hereunder; or

               (d) Employee has been proven to have engaged in illegal activities or other wrongful conduct which, individually, or in the aggregate, have a material adverse effect on the Company, its reputation, prospects, earnings or financial condition.

     A Termination For Cause under this Section 7.1 shall be effective upon the date set forth in a written notice of termination delivered to Employee, but shall not be earlier than the date such written notice is delivered to Employee.

     7.2 TERMINATION WITHOUT CAUSE. This Agreement and the employment of the Employee may be terminated "Without Cause" as follows:

               (a)  By mutual agreement of the parties hereto; or

               (b) At the election of the Company by its giving not less than ninety (90) days written notice to Employee; or

               (c) At the election of the Company by its giving not less than ninety (90) days written notice to Employee in the event of an illness or incapacity described in Section 5.1; or

               (d) At the election of the Employee by his giving not less than ninety (90) days written notice to the Company; or

               (e) Upon the Scheduled Termination Date or on the last day of any renewal term in the event of non-renewal of this Agreement; or

               (f)  Upon Employee's death.

     A Termination Without Cause under Section 7.2(b), (c) or (d) hereof shall be effective upon the date set forth in a written notice of termination delivered hereunder, which shall be not less than sixty (60) days nor more than one hundred twenty (120) days after the giving of such notice. A Termination Without Cause under Section 7.2(a), (e) or (f) hereof shall be automatically effective upon the date of mutual agreement, or the Scheduled Termination Date or the last day of any renewal term, or the date of death of the Employee, as the case may be.

     7.3 EFFECT OF TERMINATION FOR CAUSE. If Employee's employment is terminated For Cause:

               (a)  Employee shall be entitled to accrued base salary under
                    Section 3.1 through the date of termination which shall be paid by the Company within sixty (60) days of the date of termination;

               (b) Employee shall be entitled to reimbursement for expenses accrued through the date of termination in accordance with the provisions of Section 4.1 hereof which shall be paid by the Company within sixty (60) days of the date of termination; and

               (c) Except as provided in Article XI, this Agreement shall thereupon be of no further force and effect.

     7.4 EFFECT OF TERMINATION WITHOUT CAUSE. If Employee's employment is terminated Without Cause except pursuant to Section 7.2(d) or (e) hereof:

               (a)  Employee shall be entitled to accrued base salary under
                    Section 3.1 through the date of termination which shall be paid by the Company within sixty (60) days of the date of termination;

               (b) Employee shall be entitled to reimbursement for expenses accrued through the Scheduled Termination Date in accordance with the provisions of Section 4.1 hereof which shall be paid by the Company within sixty (60) days of the date of termination;

               (c) Employee shall be entitled to severance pay in the amount of Five Hundred Thousand Dollars ($500,000) which shall be paid by the Company within sixty (60) days of the date of termination;

               (d) Except as provided in Article XI, this Agreement shall thereupon be of no further force or effect.

     Any amounts due from Company pursuant to Section 7.3 and 7.4 above and not paid to Employee as and when due shall accrue interest at the prime rate of interest as established from time to time by Chase Manhattan Bank.

                                  ARTICLE VIII
                      NON-COMPETITION AND NON-INTERFERENCE

     8.1 NON-COMPETITION. Employee agrees that during the Term hereof and, in the case of a Termination For Cause or a Termination Without Cause pursuant to
Section 7.2(d) hereof, for a period of one (1) year thereafter, Employee will not, directly, indirectly, or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, own, manage, control, join, or participate in the ownership, management, operation, or control of, or be financially interested in or advise, lend money to, or be employed by or provide consulting services to, or be connected in any manner with any competitive business which is located within the United States of America; provided, however, that Employee shall be permitted to own up to 5% of the issued and outstanding shares of capital stock of any corporation which has a class of equity securities registered under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

     8.2 NON-INTERFERENCE. Employee agrees that during the Term hereof and, in the case of a Termination For Cause or a Termination Without Cause pursuant to
Section 7.2(d) hereof, for a period of one (1) year thereafter, Employee will not, directly, indirectly or as an agent on behalf of or in conjunction with any person, firm, partnership, corporation or other entity, induce or entice any employee of the Company to leave such employment or cause anyone else to do so.

     8.3 SEVERABILITY. If any covenant or provision contained in this Article VIII is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision. If, in any arbitral or judicial proceeding, a tribunal shall refuse to enforce all of the separate covenants deemed included in this Article VIII, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

                                   ARTICLE IX
                                    REMEDIES

     9.1 EQUITABLE REMEDIES. Employee and the Company agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and interests granted and the obligations to be performed by Employee to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of Articles VI and VIII of this Agreement, both pendente lite and permanently, against Employee, as such breach would cause irreparable injury to the Company and a remedy at law would be inadequate and insufficient. Therefore, the Company may in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction in the matter restraining any further violation.

     9.2 RIGHTS AND REMEDIES PRESERVED. Nothing in this Agreement shall limit any right or remedy the Company or Employee may have under this Agreement or pursuant to lam, for any breach of this Agreement by the other party. The rights granted to the parties herein are cumulative and the election of one shall not constitute a waiver of such party's right to assert all other legal remedies available under the circumstances.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 NO WAIVERS. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement.

     10.2 NOTICES. Any notice to be given to the Company and Employee under the terms of this Agreement may be delivered personally, by telecopy, telex or other form of written electronic transmission, or by registered or certified mail, postage prepaid, and shall be addressed as follows:

     IF TO THE COMPANY:       Brassie Golf Corporation
                              One Tampa City Center, Suite 2550
                              201 North Franklin Street
                              Tampa, Florida 33602
                              Attention: President

     WITH A COPY TO:          Fred S. Ridley, Esquire
                              Annis, Mitchell, Cockey, Edwards & Roehn, P.A.
                              201 North Franklin Street, Suite 2100
                              Tampa, Florida 33602

     IF TO EMPLOYEE:          Joseph R. Cellura
                              One Tampa City Center, Suite 2550
                              201 North Franklin Street
                              Tampa, Florida 33602

Either party may hereafter notify the other in writing of any change in address. Any notice shall be deemed duly given (i) when personally delivered, (ii) when telecopied, telexed or transmitted by other form of written electronic transmission (upon confirmation of receipt) or (iii) on the third day after it is mailed by registered or certified mail, postage prepaid, as provided herein.

     10.3 SEVERABILITY. The provisions of this Agreement are severable and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.

     10.4 SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, including the survivor upon any merger, consolidation, share exchange or combination of the Company with any other entity. Employee shall not have the right to assign, delegate or otherwise transfer any duty or obligation to be performed by him hereunder to any person or entity.

     10.5 ENTIRE AGREEMENT. This Agreement supersedes all prior and contemporaneous agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced. This Agreement was the subject of negotiation by the parties hereto and their counsel. The parties agree that no prior drafts of this Agreement shall be admissible as evidence (whether in any arbitration or court of law) in any proceeding which involves the interpretation of any provisions of this Agreement.

     10.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to the conflict of law principles thereof.

     10.7 SECTION HEADINGS. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

     10.8 ATTORNEYS FEES. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys fees and costs incurred.

     10.9 FURTHER ASSURANCES. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

     10.10 GENDER. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

     10.11 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

                                   ARTICLE XI
                                    SURVIVAL

     11.1 SURVIVAL. The provisions of Articles VI, VII, VIII, IX and X, of this Agreement shall survive the termination of this Agreement whether upon, or prior to, the Scheduled Termination Date hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        BRASSIE GOLF CORPORATION,
                                        a Delaware corporation

                                        By:
                                           -------------------------------------
                                           President




                                        EMPLOYEE



                                        ----------------------------------------
                                        Joseph R. Cellura